Exhibit 99.1

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Reports First Quarter 2015 Financial Results

San Diego, April 30, 2015 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the t:slim® and t:flex™ Insulin Pumps, today reported its financial results for the quarter ended March 31, 2015.

In comparing the first quarter of 2015 to the same period of 2014:

•	Sales grew 53 percent to $12.3 million from $8.1 million
•	t:slim Pump shipments grew 44 percent to 2,487 pumps from 1,723 pumps

“Our investment in resources to build the foundation of our business is driving year-over-year revenue growth and improving operating margins,” said Kim Blickenstaff, President and Chief Executive Officer of Tandem Diabetes Care.  “We plan to build upon this momentum and continue to expand the insulin pump market through the launch of t:flex and additional innovative products.”

Gross margin was 23 percent for the quarter ended March 31, 2015 compared to 11 percent in the same period of 2014.

For the first quarter of 2015, operating expenses totaled $23.2 million compared to $21.7 million for the same period of 2014.

Operating loss for the first quarter of 2015 was $20.4 million, compared to $20.8 million for the same period of 2014.  This included non-cash, stock-based compensation of $3.8 million for the quarter ended March 31, 2015, which was the same as the comparable period of 2014.

As of March 31, 2015, the Company had $118.4 million in cash, cash equivalents and short-term investments.  This includes net cash proceeds of approximately $64.9 million from a public offering of 6,037,500 shares of the Company’s common stock completed during the first quarter.

For the year ending December 31, 2015, the Company affirms its prior guidance as follows:

•	Sales are estimated to be in the range of $70.0 million to $75.0 million, which includes $1.0 million to $3.0 million of t:flex Insulin Pump sales
•

Operating margin is estimated to be in the range of negative 100 percent to negative 110 percent, which includes approximately $13.0 million to $14.0 million in non-cash, stock-based compensation expense

Conference Call

The Company will hold a conference call and simultaneous webcast today at 5:30pm Eastern Time (2:30pm Pacific Time).  The link to the webcast will be available by accessing the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days.  To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code "25568383".

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with diabetes who use insulin. The Company manufactures the t:slim Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, and the t:flex Insulin Pump, the first pump designed for people with greater insulin requirements. Tandem is based in San Diego, California.

t:flex is a trademark, and t:slim and Tandem Diabetes Care are registered trademarks of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care:

Twitter @tandemdiabetes, use #tslim, #tflex, #tconnect and $TNDM.

Facebook at www.facebook.com/TandemDiabetes

LinkedIn at www.linkedin.com/company/tandemdiabetes

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements relate to the Company’s projected financial results, the Company’s ability to achieve operating efficiencies, the Company’s ability to further drive adoption of the t:slim® Insulin Pump in the insulin dependent diabetes market, and the Company’s ability to commercially launch the t:flex Insulin Pump during the second quarter of 2015. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, successful commercialization of the Company’s products may be negatively impacted by lack of market acceptance by physicians and people with diabetes. Other risks and uncertainties include the Company’s inability to manufacture products in commercial quantities at an acceptable cost and in accordance with quality requirements; the Company’s inability to contract with additional third-party payors for reimbursement of the Company’s products; possible delays in the Company’s product development programs; possible future actions of the U.S. Food and Drug Administration or any other regulatory body or governmental authority; and other risks identified in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other documents that the Company files with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

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TANDEM DIABETES CARE, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents and short-term investments	$116,383	$67,282
Restricted cash	2,000	2,000
Accounts receivable, net	5,226	7,652
Inventory, net	13,581	11,913
Other current assets	1,960	1,904
Total current assets	139,150	90,751

Property and equipment, net	12,928	12,581
Other long term assets	3,047	3,132
Total assets	$155,125	$106,464
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expense and employee-related liabilities	$15,462	$14,591
Deferred revenue	803	840
Other current liabilities	2,505	2,663
Total current liabilities	18,770	18,094

Notes payable-long-term	29,459	29,440
Other long-term liabilities	4,648	4,358
Total liabilities	52,877	51,892

Total stockholders’ equity	102,248	54,572
Total liabilities and stockholders’ equity	$155,125	$106,464

TANDEM DIABETES CARE, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands – except per share data)

	Three Months Ended March 31,
	2015	2014
Sales	$12,308	$8,065
Cost of sales	9,500	7,199
Gross profit	2,808	866

Operating expenses:
Selling, general and administrative	19,355	18,041
Research and development	3,863	3,663
Total operating expenses	23,218	21,704
Operating loss	(20,410)	(20,838)

Other income (expense), net:
Interest and other income	99	18
Interest and other expense	(897)	(1,142)
Total other income (expense), net	(798)	(1,124)
Net loss	$(21,208)	$(21,962)

Net loss per share, basic and diluted	$(0.83)	$(0.96)

Weighted average shares used to compute basic and diluted net loss per share	25,522	22,936

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com